Exhibit 10.2

November 8, 2006

Steven P. Alsene

13520 Sunset Lakes Circle

Winter Garden, Florida 34787

Re:    Agreement with Respect to Rights Upon Termination of Employment

Dear Steve:

Rotech Healthcare Inc., a Delaware corporation (the “Company” or “Rotech”), is pleased to offer you the following agreement (the “Agreement”), effective as of November 8, 2006 (the “Effective Date”) with respect to your rights upon the termination of your employment with the Company.

1.    Upon the termination of employment by you for Good Reason or by the Company without Cause (as those terms are defined below), the Company shall: (a) pay to you, with your final paycheck, any base salary or bonus earned by you but not yet paid as of the date of the termination of your employment; (b) fully reimburse you for all reimbursable expenses; (c) pay to you in a lump sum no later than twenty (20) days after the termination of your employment, an amount equal to the sum of (i) one hundred percent (100%) of your annual base salary (measured as of the time of the termination of your employment and without mitigation due to any remuneration or other compensation earned by you following such termination of employment), and (ii) one hundred percent (100%) of your annual target performance bonus for the year in which such termination of employment occurs; and (d) continue your medical coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of twelve (12) months from the date of the termination of your employment by directly paying the monthly premiums on your behalf during such period. Your entitlement to the severance pay and other termination benefits provided for in this Paragraph 1 are conditioned upon your providing a general release in favor of Rotech, in a form approved by the Company, of any and all claims arising out of, relating to or concerning your employment or the termination of your employment with the Company.

2.    You acknowledge that your annual target performance bonus shall be 75% of your annual base salary. Any bonus paid shall be based on the achievement of performance goals as determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board.

3.    Wherever reference is made in this Agreement to the termination of your employment by the Company being with or without Cause, “Cause” shall include, without limitation, the termination of your employment with the Company due to the occurrence of one or more of the following events as determined by a majority vote of the Board of Directors: (a) your conviction or your entry of a plea of guilty or nolo contendere to any felony, (b) your engagement in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or the performance of your duties (including intentional acts of employment discrimination or sexual harassment) or fraud which have a significant adverse effect on the Company, (c) your willful failure to follow a reasonable and lawful written directive of the Chief Executive Officer or the Board of Directors (which shall be capable of being performed by you with reasonable effort), (d) your deliberate and continued failure to perform your material duties, and (e) your intentional disparagement of the Company or any of its affiliate, subsidiary or parent companies or any of their collective executives, shareholders, directors, or officers in any written or oral communication; provided, however, that you shall receive thirty (30) days’ prior written notice that the Board of Directors intends to meet to consider your termination for Cause and specifying the actions allegedly constituting Cause.

4.    For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events: (a) the Company’s failure to pay your base salary, earned bonus or additional earned compensation or its failure to continue your benefits, perquisites or related benefits, (b) a decrease in your base salary, (c) without your written consent requiring you to regularly report to work at a facility more than fifty (50) miles from the location of your employment as of the Effective Date, (d) without your written consent, the directing to you of any duties or responsibilities which are materially inconsistent with your responsibilities, positions and/or titles, (e) without your written consent, a material reduction in your title, duties, positions or responsibilities, or (f) without your written consent, the failure by the Company to continue in effect any employee benefit or compensation plan including, but not limited to, any life insurance plan, health insurance plan and accidental death or disability plan in which you participate unless (1) such benefit or compensation plan, life insurance plan, health insurance plan or related covenant, or accidental death or disability plan or similar plan or benefit is replaced with a comparable plan in which you will participate or which will provide you with comparable benefits, or (2) the Company requests that you seek comparable coverage under another such plan(s) and the Company reimburses you in full, on an after-tax basis (taking into consideration all net Federal, State and local income taxes), for such coverage. In the event you believe Good Reason to exist, then you must provide the Company with written notice no later than ninety (90) days after such event or condition you claim constitutes Good Reason occurs specifying the bases for your belief that Good Reason exists. If the Company shall not have cured or eliminated the event constituting Good Reason within thirty (30) days after receipt of your written notice, upon expiration of such 30-day period, your employment hereunder shall automatically be terminated.

5.    You hereby covenant, warrant and agree, in consideration of this Agreement and the compensation and other benefits provided for herein, you will not, during the period of your employment hereunder or at any time thereafter, directly or indirectly divulge, use, furnish, disclose or make available to anyone any Confidential Information, except as may be necessary for you to communicate on a “need to know” basis in the ordinary course of performing your duties as an employee, executive and officer of the Company with other employees, consultants, independent contractors, and business partners of the Company who are bound by confidentiality obligations similar to those set forth in this Agreement. For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that (a) has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information, data and knowledge created, discovered, developed, or made known by Employee during the period of or arising out of his employment by the Company) or in which property rights have been assigned or otherwise conveyed to the Company, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement, or (b) arises out of or relates to the business affairs of the Company (including without limitation, any information which the Company considers to be privileged). By way of illustration, but not limitation, Confidential Information includes financial information, referral source information, product information, supply and service information, marketing information, data compilations, source code, personnel information, customer information, trade secrets, business and customer links and relations, customer lists, contact lists or information, processes, know-how, improvements, discoveries, developments, designs, inventions, training methods, sales techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof; terms of supply or service contracts, terms of agreements between customers and the Company and any information relating to the business affairs of the Company, in whatever form maintained. You further acknowledge that such Confidential Information would inevitably be disclosed were he to become employed by, engaged by or otherwise provide competitive services to a competitor of the Company.

6.    You covenant and agree, that for a period of one (1) year following termination of your employment with the Company, whether such termination is voluntary or involuntary, you will not, directly or indirectly, on your own behalf or on behalf of another person or entity, (a) be engaged in any business (as a principal, partner, director, officer, agent, employee, consultant or otherwise), or be financially interested in any entity or company, that provides or performs any services that directly compete with the Company, (b) hire or engage, or attempt to hire or engage, on behalf of yourself or any other person or entity, any person that is or was a current employee, consultant or representative of the Company at any time within the prior twelve (12) month period, or (c) intentionally or knowingly suggest, assist in or influence a distributor, source, supplier, customer, client or contractor of the Company within the prior twelve (12) month period to sever his, her or its business relationship with, decrease in any material or substantial respect its activity with, or intentionally or knowingly do anything (whether by act of commission or omission) which would be adverse in any material or substantial respect to the interests of the Company. This provision shall survive the termination of your employment with the Company.

7.    In the event of the breach of Paragraphs 5 or 6 this Agreement by you, the Company shall have the right and remedy to have the provisions of such Paragraphs 5 or 6 specifically enforced by way of injunctive relief by any court having jurisdiction, without the posting of any bond or security by the Company, it being acknowledged and agreed by you that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity. Further, should the Company commence an action for injunctive relief, the Company shall have the right in the same proceeding and court to seek and obtain money damages caused by such breach.

8.    In the event that following the Effective Date the Company or you reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and you shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.    This Agreement sets forth the entire agreement and understanding between the Company and you relating to the subject matter herein and your right to receive payments upon the termination of your employment, and supersedes in its entirety, the letter agreement between you and the Company effective as of August 17, 2006 and all prior agreements, arrangements, discussions and understandings, whether written or oral, between you and the Company relating to the subject matter herein and your right to receive payments upon termination of employment.

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If the foregoing correctly sets forth our understanding, please sign two (2) copies of this Agreement and return it to the undersigned, whereupon this Agreement shall constitute a binding agreement between you and the Company.

Very truly yours,

Rotech Healthcare Inc.

By:
Name: Philip L. Carter
Title: CEO & President

Accepted and Agreed:

Steven P. Alsene